Exhibit 10(n)-3

Second Amendment
To
E.ON U.S. LLC Nonqualified Savings Plan

WHEREAS, E.ON U.S. LLC(the “Sponsor”) previously adopted and maintains the E.ON U.S. LLC Nonqualified Savings Plan (the “Plan”); and

WHEREAS, Section 11.4 of the Plan provides that the Board of Directors of the Sponsor of the Plan may amend the Plan; and

WHEREAS, the Board of Directors adopted resolutions to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2009 as follows:

This amended Plan is intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder and shall be implemented and administered in a manner consistent therewith. Prior to January 1, 2009, the Plan was administered in good faith compliance with Section 409A of the Code and guidance issued thereunder, including actions permitted by transition relief provided in Notices 2005-1, 2006-79 and 2007-86 and proposed and final regulations published under Section 409A of the Code.

1. Article 2 shall be amended by adding to the end thereto the following:

2.20 Affiliated Company means any corporation which is a member of a controlled group of corporations of which the Company is a member, or any unincorporated trade or business which is under the common control of or with the Company, which are required to be aggregated with the Company under Section 414(b) or 414(c) of the Code, without substitution of a lower percentage for 80% in applying Section 1563(a)(1), (2) and (3) of the Code as permitted in Section 1.409A-1(h)(3) of the Regulations with regard to whether or not a Participant experiences a Separation from Service.

2.21 Disability shall mean a Participant’s inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of twelve (12) months or more. For purposes hereof, a Participant will be deemed to be subject to a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

2.22 Identification Date means the date determined by the Benefits Committee in accordance with Section 1.409A-1(i)(3) of the Regulations which is the last day of the twelve (12) month period for determination of Key Employees. Unless otherwise designated, the Identification Date shall be December 31.

2.23 Key Employee means a “key employee” of the Company as described in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) of the Code) (generally, an officer having annual compensation of more than $160,000 (in 2009), as adjusted; a 5% owner; or a 1% owner having annual compensation of more than $150,000), determined at any time during the twelve (12) month period ending on the Identification Date. A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve (12) month period beginning on January 1 (or such other date designated as set forth herein) immediately following such Identification Date. For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties. Generally, the term “officer” means an administrative executive who is in regular and continued service. An Eligible Employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder. Similarly, an eligible employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose. Furthermore, for purposes hereof, during any twelve (12) month period following an Identification Date, no more than 50 employees of all members of the controlled group consisting of the Company and all Affiliated Companies, or if less, the greater of three individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

2. Section 2.16 shall be deleted and replaced in its entirety to read as follows:

“Section 2.16 — Separation from Service means the Participant’s “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder.”

3. Section 5.2 shall be deleted and replaced in its entirety to read as follows:

“Section 5.2 — Crediting of Contributions. Deferred Compensation and matching Company contributions, since the preceding Valuation Date, shall be credited to the Bookkeeping Account of each Valuation Date or, in the case of a Separation from Service as of the date of the Participant’s Separation from Service. ”

4. Subsection 6.2(b) shall be deleted and replaced in its entirety to read as follows:

“(b) Annual installment payments for a period of not less than two (2) years and not more than ten (10) years, as selected by the Participant or Beneficiary, commencing in the year of the Participant’s Separation from Service, Retirement or specified date.

Notwithstanding the foregoing, elections with respect to the time and form of distribution must be timely and otherwise consistent with the provisions of Section 409A of the Internal Revenue Code and related Treasury Regulations. To the extent required by Section 409A a distribution made because of separation from Service to a Participant who is a Key Employee as of the date of his separation from Service shall not occur before the date which is six (6) months after the Separation from Service. For this purpose, a Participant who is a Key Employee on an Identification Date shall be treated as Key Employee for the twelve (12) month period beginning on the January 1 immediately following such Identification Date. The Benefits Committee may designate another date for commencement of this twelve (12) month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Affiliated Company.”

5. Article 9 shall be deleted and replaced in its entirety to read as follows:

“Article 9 Claims Procedure

9.1.                            Filing of Claim. Any Member or Beneficiary under the Plan (“Claimant”) may file a written claim for a Plan benefit with the Administrator or with a person named by the Administrator to receive claims under the Plan. The claim must be filed no later than sixty (60) days after the latest date for payment of the benefit under the terms of the Plan;

9.2.                            Denial of Claim; Notice and Information to Claimants. In the event of a denial or limitation of any benefit or payment due to or requested by any Claimant, Claimant shall be given a written notification containing specific reasons for the denial or limitation of his or her benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of benefits is based. In addition, it shall contain a description of any additional materials or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review. This written notification shall be given to a Claimant within sixty (60) days after receipt of his or her claim by the Administrator;

9.3.                            Right of Review. In the event of a denial or limitation of benefits, the Claimant or his or her duly authorized representative shall be permitted to review pertinent documents and to submit to the Administrator issues and comments in writing. In addition, the Claimant or his or her duly authorized representative may make a written request for a full and fair review of his or her claim and its denial by the Administrator, provided, however, that such written request must be received by the Administrator (or its delegate to receive such requests) within sixty (60) days after receipt by the Claimant of written notification of the denial or limitation of the claim; and

9.4.                            Decision on Review. A decision shall be rendered by the Administrator within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the Claimant (prior to the expiration of the initial sixty-day period), for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred twenty (120) days after the receipt of such request for review. Any decision by the Administrator shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

9.5.                            Time of Payment. In the event a claim is upheld, the Participant’s or Beneficiary’s benefit shall be paid no later than the last day of the calendar year in which the decision to uphold the claim is made.”

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the Board of Directors, this instrument is executed this 19th of December 2008 , but effective as of the dates indicated above.

E.ON U.S. LLC

/s/ Paula H. Pottinger